                                                            Exhibit 12

          COMPUTATIONS OF THE RATIOS OF EARNINGS TO FIXED CHARGES AND
                      EARNINGS TO COMBINED FIXED CHARGES
                                (In Thousands)

                                                                       Historical
                                                  ---------------------------------------------------------
                                                                 Year ended December 31.

                                                    1992       1993         1994         1995         1996
                                                    ----       ----         ----         ----         ----
Fixed Charges
   Interest Expense                                    0          0            0        2,412       11,134
   Rental expense included in fixed charges          280        291          297          282          554

                                                  ------     ------      -------      -------      -------
      Total fixed charges                            280        291          297        2,694       11,688

Earnings
   Pre-tax (loss) income                           7,045      8,265       12,092       14,196       12,310
   Plus: fixed charges                               280        291          297        2,694       11,688

                                                  ------     ------      -------      -------      -------
      Total Earnings                               7,325      8,556       12,389       16,890       23,998

Ratio of earnings to fixed charges                  26.2       29.4         41.7          6.3          2.1
                                                  ======     ======      =======      =======      =======

                                                       Historical                            Pro Forma
                                                  --------------------     -----------------------------------------------
                                                   Nine Months Ended            Year Ended             Nine Months ended
                                                   September 30, 1997       December 31, 1996          September 30, 1997
Fixed Charges
   Interest Expense                                      15,950                  30,891                        23,219
   Rental expense included in fixed charges                 450                     766                           609

                                                        -------                 -------                       -------
                                                         16,400                  31,657                        23,828
      Total fixed charges

Earnings
Pre-tax (loss) income                                     6,382                   5,154                         7,260
Plus: fixed charges                                      16,400                  31,657                        23,828

                                                        -------                 -------                       -------
 Total Earnings                                          22,782                  36,811                        31,088

Ratio of earnings to fixed charges                          1.4                     1.2                           1.3
                                                        =======                 =======                       =======
